Pioneer Announces Second Quarter Financial Results

Company Revises Full-Year 2015 Profitability Guidance;

Expects Approximately 17% Growth and Cost Savings Improvements for 2016

Fort Lee, NJ, August 12, 2015 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced its results for the second quarter and year-to-date periods ended June 30, 2015.

Nathan Mazurek, Pioneer's Chairman and Chief Executive Officer, said, "We have and are taking decisive actions to return the Company to an acceptable level of profitability and in line with our potential.  Revenues are not at issue for us, having grown 31.9% on a year-to-date basis, with organic growth of 8% before the unfavorable effect of foreign currency translation. This growth validates the consistency of demand for our solutions and our strategy to derive incremental sales by broadening the range of engineered products and technical services we offer.”

“While segments of our business continue to exceed our expectations, it has not been enough to overcome the impact on our earnings due to recessionary conditions in Canada and its currency at near 10-year lows. In particular, these conditions have affected our largest and historically most profitable liquid-filled transformer business, whose performance has still been resilient due to its stable base of utility customers.  As a result of our recent overall performance, we have set in motion improvement plans intended to reorganize, simplify and remove cost from our operations,  with the objective of returning the Company to more profitable growth.  Through July, these initiatives have already resulted in approximately $0.8 million in annualized fixed cost savings, which we expect will surpass $2.5 million by the time our plans are complete in mid-2016. We also expect to realize meaningful operating cost savings and efficiencies as a result of streamlining our operations through closer business integration, principally to reverse losses at our Canadian dry-type transformer business, and by outsourcing some of our lower value-added activities.”

“Earlier this month, through the acquisition of Pacific Power Systems Integration, we augmented our product scope to include low and medium voltage switchgear. We believe the acquisition enhances our competitive position, enabling us to pursue larger and more highly-engineered project opportunities with our full range of solutions,” continued Mr. Mazurek. “The forecast for our business remains promising as we continue our efforts to expand our sales pipeline and capitalize on cost synergies across our operating units to drive improved results in 2016 and beyond.”

Second Quarter 2015 Financial Highlights

	Revenue of $26.5 million, up 25.6% vs. $21.1 million in Q2 2014
	Gross margin percentage of 18.6% vs. 19.9% in Q2 2014

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	Adjusted EBITDA of $0.1 million, down from $1.1 million in Q2 2014
	Non-GAAP loss per diluted share of $0.05 vs. earnings per diluted share of $0.06 in Q2 2014

Six Months Ended June 30, 2015 Highlights

	Revenue of $55.3 million, up 31.9% vs. $42.0 million during the first six months of 2014
	Gross margin percentage of 18.7% vs. 21.7% during the first six months of 2014
	Adjusted EBITDA of $0.9 million, down from $2.5 million in the first six months of 2014
	Non-GAAP loss per diluted share of $0.02 vs. earnings per diluted share of $0.16 in the first six months of 2014

Revenue

Total revenue for the three month period ended June 30, 2015 increased to $26.5 million, up 25.6%, or $5.4 million, from $21.1 million during the same period last year. Approximately $5.3 million of the revenue increase was from the Company’s Critical Power Solutions segment which was led by the acquisition of Titan. T&D Solutions’ revenue was stable, reflecting the combination of significant growth in sales of our U.S. transformer and switchgear offerings, offset by Canadian sales of T&D equipment which declined 22% versus the same quarter last year (or 10% in constant currency).

For the six months ended June 30, 2015, total revenue increased by $13.4 million, or 31.9%, to $55.3 million, from $42.0 million during the six months ended June 30, 2014. The Critical Power segment accounted for $9.4 million of the increase in our consolidated revenue, which reflects the revenue contribution of Titan offset by lower switchgear sales by our Pioneer Critical Power unit. T&D Solutions accounted for the remaining $4.0 million of the increase in our revenue, or 9.8% organic growth despite the effect of currency fluctuations.

Service revenue, most of which originates from recurring preventative maintenance contracts for backup power systems, grew to 7.5% of total revenue during the six months ended June 30, 2015, as compared to 0.1% of total revenue during the same period last year.

Gross Margin

For the second quarter, the gross margin percentage was 18.6% of revenues, as compared to 19.9% during the second quarter of 2014. The 1.3% decrease in consolidated gross margin percentage is primarily attributable to the unfavorable sales mix shift in the larger T&D Solutions segment. This decrease was primarily as a result of challenging conditions in Canada where weak commercial and industrial construction activity has lowered demand overall, particularly for the Company’s higher-margin, custom-engineered product categories, combined with material costs that have risen due to appreciation of the U.S. dollar. Increased U.S. T&D sales partially offset the decline in gross profit from Canada, but most of this sales growth occurred in channels where the Company’s gross margin percentage is lower than the overall segment average. During the three months ended June 30, 2015, Critical Power’s gross margin percentage increased 11.7% as a result of a significant, acquisition-driven mix change towards the sale of engine generators and provision of aftermarket service, as compared to the same period of 2014 when sales consisted solely of paralleling switchgear. The gross margin increase in this segment also underscores improved performance by the Titan division which expanded its gross

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margin percentage by 5.7%, as compared to the first quarter of 2015, attributable mostly to its recurring field service business.

For the six months ended June 30, 2015, the gross margin percentage was 18.7% of revenues, compared to 21.7% during the six months ended June 30, 2014. The decrease in gross margin is primarily the result of an unfavorable sales mix shift within the T&D Solutions segment, as well as in the Critical Power Solutions segment due to lower sales of paralleling switchgear in 2015, as compared to the same period of 2014.

Operating Income and Adjusted EBITDA

Operating loss for the second quarter was $0.7 million, down from operating income of $0.6 million during the second quarter of 2014. The decrease in operating income in the second quarter of 2015 was primarily a result of lower sales and gross profit from the Company’s Canadian businesses, particularly in short-cycle, distribution transformer product lines where the economic downturn and adverse effect of a stronger U.S. dollar has been felt hardest. Operating loss was also negatively impacted by non-cash amortization expense related to intangible assets arising from the Titan acquisition, and a modest increase in general corporate expense primarily due to higher staffing and information technology expense.

The decrease in operating income for the six months ended June 30, 2015 was the result of lower sales and gross profit from the Company’s Canadian business and non-cash amortization expense related to intangible assets arising from the Titan acquisition, which were partially offset by an increase in operating income from the Company’s U.S. business units.

Approximately $0.9 million and $1.7 million of the Company’s expense during the three and six months ended June 30, 2015, consisted of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation, as compared to $0.5 million and $0.9 million during the same periods of 2014. Without the effect of these non-cash expenses, the Company’s Adjusted EBITDA for the quarter and six months ended June 30, 2015 was approximately $0.1 million and $0.9 million, as compared to $1.1 million and $2.5 million in the year ago periods.

Net Earnings (Loss) and Per Diluted Share

The Company generated a net loss of $0.8 million and $1.0 million during the three and six months ended June 30, 2015, as compared to net earnings of $0.3 million and $0.9 million during the three and six months ended June 30, 2014. Net loss per basic and diluted share for the three and six months ended June 30, 2015 was $0.11 and $0.14, respectively, compared to net earnings per basic and diluted share of $0.04 and $0.12 for the three and six month periods ended June 30, 2014. The decrease in net earnings was driven mostly by a lower overall profit contribution from the Company’s Canada-based transformer businesses, together with operating losses from the Company’s Critical Power Solutions segment caused by a lack of throughput at the paralleling switchgear manufacturing operation and increased expense for the amortization of acquisition-related intangibles.

On a non-GAAP basis, the Company reported a net loss of approximately $0.4 million in the second quarter of 2015, or $0.05 per diluted share, as compared to non-GAAP net earnings of $0.4 million, or $0.06 per diluted share, for the quarter ended June 30, 2014. For the six month period ended June 30, 2015, the non-GAAP loss was $0.1 million, or $0.02 per diluted share, down from $1.1 million, or $0.16

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per diluted share, for the six month period ended June 30, 2014. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Backlog

Order backlog at June 30, 2015 was $32.8 million, up 1.2% as compared to $32.4 million at June 30, 2014, and up 3.5% compared to $31.7 million at March 30, 2015. Backlog is based on orders expected to be delivered in the future, most of which is expected to occur during the next twelve months.

2015 and Preliminary 2016 Outlook

The Company is updating its full-year 2015 guidance based on business trends and the current composition of the order backlog. In 2015, the Company expects:

	Revenue between $110 and $120 million, or unchanged from prior guidance, of which:
– $85 to $95 million is expected to be derived from the T&D Solutions segment, and
– $20 to $25 million from the Critical Power Solutions reporting segment
	Adjusted EBITDA between $4.0 and $4.5 million
	Non-GAAP diluted EPS between $0.15 and $0.20

“Though our revenue guidance remains unchanged, due in large part to the outlook for our U.S. operations, challenging conditions in Canada have required a revision to our 2015 earnings guidance,” commented Andrew Minkow, Pioneer’s Chief Financial Officer. “In light of recent and anticipated changes in our business, including our most recent acquisition and the initiation of cost-reduction measures, we have decided to provide an initial outlook for 2016.”

For full year 2016, the Company’s preliminary guidance is:

	Revenue between $130 and $140 million, representing growth of approximately 17% compared to the midpoint of 2015 guidance
	Adjusted EBITDA between $7.0 and $9.0 million
	Non-GAAP diluted EPS between $0.55 and $0.65

Mr. Minkow continued, “Our 2016 preliminary guidance is driven mostly by growth among our U.S.-based businesses, and is based on the strength of our sales pipeline, expected production cost savings, facility consolidations and external factors which may or may not materialize in a way favorable to the Company. In Canada, we have assumed no meaningful improvement in business conditions, and that performance of our liquid-filled transformers business will remain stable at its currently depressed level, and that losses by our dry-type transformer business can be curtailed. ”

Conference Call Information

Pioneer will host a conference call today at 4:30 p.m. ET.  The call will be webcast live and accessed at http://public.viavid.com/index.php?id=115821. The call can also be accessed by dialing 1-888-663-2258 if calling within the United States or 1-913-312-1496 (international). When asked, please reference confirmation code 1859229. A replay of the call will be available until August 19, 2015 by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 (international), passcode 1859229..

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About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, low and medium voltage switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 14 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) the Company’s dependence on a distributor agreement with Generac Power Systems through which it derives a significant portion of its revenues, (x) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (xi) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xii) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xiii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiv) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xvi) material weaknesses in the Company’s internal control over financial reporting that could have an adverse effect on the Company’s business and common stock price, and (xvii) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$26,460	$21,064	$55,348	$41,957
Cost of goods sold	21,533	16,876	45,022	32,848
Gross profit	4,927	4,188	10,326	9,109
Operating expenses
Selling, general and administrative	5,535	3,509	11,188	7,478
Foreign exchange (gain) loss	79	108	(92)	63
Total operating expenses	5,614	3,617	11,096	7,541
Operating (loss) income	(687)	571	(770)	1,568
Interest expense	179	129	333	266
Other expense	186	-	263	2
Earnings (loss) before income taxes	(1,052)	442	(1,366)	1,300
Income tax (benefit) expense	(235)	140	(324)	408
Net (loss) earnings	$(817)	$302	$(1,042)	$892

Net (loss) earnings per common share:
Basic	$(0.11)	$0.04	$(0.14)	$0.12
Diluted	$(0.11)	$0.04	$(0.14)	$0.12

Weighted average common shares outstanding:
Basic	7,406	7,172	7,406	7,172
Diluted	7,406	7,237	7,406	7,244

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PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$-	$3,832
Accounts receivable, net	14,722	13,101
Inventories, net	15,582	14,429
Income taxes receivable	470	474
Deferred income taxes	1,394	472
Prepaid expenses and other current assets	1,574	1,671
Total current assets	33,742	33,979
Property, plant and equipment, net	10,669	11,195
Noncurrent deferred income taxes	7,099	7,124
Other assets	1,024	1,143
Intangible assets, net	8,866	9,791
Goodwill	10,624	9,606
Total assets	$72,024	$72,838

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Bank overdrafts	$979	$-
Revolving credit facilities	9,153	6,860
Accounts payable and accrued liabilities	16,838	14,396
Current maturities of long-term debt and capital lease obligations	1,642	2,483
Income taxes payable	856	523
Total current liabilities	29,468	24,262
Long-term debt, net of current maturities	5,361	9,539
Pension deficit	225	351
Other long-term liability	500	-
Noncurrent deferred income taxes	7,755	7,852
Total liabilities	43,309	42,004
Shareholders’ Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 7,405,962 shares issued and outstanding	7	7
Additional paid-in capital	18,488	18,370
Accumulated other comprehensive loss	(4,520)	(3,325)
Retained earnings	14,740	15,782
Total shareholders’ equity	28,715	30,834
Total liabilities and shareholders’ equity	$72,024	$72,838

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PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Reconciliation to Non-GAAP Net Earnings (Loss) and EPS:
Net earnings (loss) per share (GAAP measure)	$(0.11)	$0.04	$(0.14)	$0.12
Net earnings (GAAP measure)	$(817)	$302	$(1,042)	$892
Amortization of acquisition intangibles	435	80	869	158
Stock-based compensation expense	57	63	118	100
Non-recurring acquisition and reorganization costs	186	-	233	2
Titan Northeast discontinuation	(68)	-	5	-
Loss on sale of assets	-	-	30	-
Tax effects	(170)	(17)	(350)	(28)
Non-GAAP net earnings (loss)	$(377)	$428	$(137)	$1,124
Non-GAAP net earnings per diluted share	$(0.05)	$0.06	$(0.02)	$0.16
Weighted average diluted shares outstanding	7,406	7,237	7,406	7,244

Reconciliation to Adjusted EBITDA:
Net earnings (loss) (GAAP measure)	$(817)	$302	$(1,042)	$892
Interest expense	179	129	333	266
Income tax (benefit) expense	(235)	140	(324)	408
Depreciation and amortization	793	421	1,578	825
Non-recurring acquisition and reorganization costs	186	-	233	2
Titan Northeast discontinuation	(68)	-	5	-
Loss on sale of assets	-	-	30	-
EBITDA	38	992	813	2,393
Adjustments to EBITDA:
Stock-based compensation expense	57	63	118	100
Adjusted EBITDA (Non-GAAP measure)	$95	$1,055	$931	$2,493

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above. Amounts may not foot due to rounding.

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